EXHIBIT 99.1

MAYOR’S JEWELERS, INC.
REPORTS FIRST QUARTER SALES RESULTS
Company Reports 14% Comparable Store Sales Increase Over Similar Period In The
Prior Year and Substantial Improvement in Results At The Annual Stockholder Meeting

     SUNRISE, FL July 22, 2003 /BUSINESS WIRE/ — At their Annual Stockholder Meeting, Mayor’s Jewelers, Inc. (AMEX:MYR), which operates 28 luxury jewelry stores in Florida and Georgia, reported preliminary first quarter net sales of $24.5 million for the thirteen weeks ended June 28, 2003 for its 28 stores in operation, compared to the fourteen weeks in the prior year first quarter ended July 6, 2002 when net sales amounted to $29.5 million and the Company operated 42 stores. Gross profit for the thirteen week period ended June 28, 2003 was $9.9 million or 40.4% of sales, compared to $9.7 million or 33% of sales during the fourteen week period of the prior year. The increase in gross profit and gross margin (gross profit as a percentage of sales) is primarily due to the successful execution of merchandising strategies in the current year, as well as the impact that heavy discounting of merchandise had in connection with the closing of stores in the prior year. Operating expenses in the first fiscal quarter of 2003 were substantially less than the prior year first quarter due to fewer stores in the current year as well as management’s ability to reduce controllable expenses. Thus, while results are still being finalized, the Company expects to report a significant decrease in the net loss for the first quarter of fiscal 2003 compared with the prior year first quarter net loss. The full financial results will be filed on Form 10-Q on or before August 12, 2003.

When comparing similar thirteen week periods, net sales were $26.8 million for the period ended July 6, 2002 during which time Mayor’s operated 42 stores compared to the 28 stores operated in the thirteen week period ended June 28, 2003, which produced net sales of $24.5 million. Comparable store sales (sales in stores open in both thirteen week periods) increased 14%. Gross margin increased to 40.4% for the first quarter of fiscal 2003 from 32.7% for the similar thirteen week period in the prior year.

Commenting on these results, Thomas A. Andruskevich, Chairman, President and Chief Executive Officer, said, “We are very pleased with our overall results in the first quarter and especially the significant increase in comparable store sales compared to the similar period in the prior year. We are encouraged that our strategies have taken hold and have allowed us to break the downward spiral of sales decreases, even during a period of relatively low consumer confidence and a sluggish economy resulting from the U.S. participation in the war in Iraq. Given that our increase in comparable store sales rose monthly, and across all markets, and given the success of our strategy of increasing gross margin and reducing operating expenses, we have reason to believe that Mayor’s is on the road to recovery”.

Mayor’s is a leading luxury retail jeweler serving Florida and Greater Atlanta. The Company was founded in 1910 and has maintained the intimacy of a family-owned boutique while becoming renowned for its fine jewelry, timepieces and giftware. Mayor’s currently operates 28 total stores; 23 in Florida, five in Georgia. Additional information can be found on Mayor’s Web site, www.mayors.com

This press release contains certain “forward-looking” statements concerning expectations for sales, store openings, margins and earnings (loss). Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Mayor’s 2002 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

CONTACT:	Mayor’s Jewelers, Inc., Sunrise, Florida John Ball, 954/846-2853 Investor Relations e-mail: jball@mayors.com

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